iPARTY CORP. BOARD ADOPTS RIGHTS PLAN

      Boston, MA, November 12, 2001-- iParty Corp. (AMEX: IPT), announced today that its Board of Directors has adopted a Rights Plan designed to protect company stockholders in the event of takeover action that would deny them the full value of their investment.

      Terms of the rights plan provide for a dividend distribution of one right for each share of iParty Corp. Common Stock and each share of Preferred Stock on an as converted basis to holders of record at the close of business on November 9, 2001. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 10 percent or more of iParty Corp.'s voting stock, or if a party announces an offer to acquire 15 percent or more of iParty Corp.'s voting stock. The rights will expire on November 9, 2011. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of US$2.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either iParty Corp. stock or shares in an "acquiring entity" at half of market value.

      iParty Corp. generally will be entitled to redeem the rights at $0.001 per right at any time until the date on which a 10 percent position in its voting stock is acquired by any person or group.

      Commenting on the Rights Plan, Sal Perisano, Chairman and Chief Executive Officer of the Company, said that the Board of Directors is presently not aware of any hostile effort to acquire control of the Company. Perisano further said the Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders, as the plan is designed to protect the Company and its stockholders against unfair takeover tactics that could deprive stockholders from realizing full value on their investments in iParty Corp. Perisano also said that the plan is similar to those adopted by a number of other companies following favorable rulings by courts in various jurisdictions.

      Details of the new Rights Plan will be outlined in a letter to be mailed to stockholders.

About iParty Corp.

Headquartered in Boston, Massachusetts, iParty Corp. (AMEX: IPT), is a premier multi-channel party supply and party planning company that includes 33 iParty retail stores, iParty.com, an online destination, and an offline national catalog, that all make throwing a successful event both stress-free and fun. From over 20,000 party supplies and costumes to an online party magazine and party

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related content, iParty offers consumers a sophisticated yet fun and easy-to-use resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by iParty.com) contains statements that are forward-looking, such as statements relating to anticipated future revenues of the company and the success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of iParty Corp.

CONTACT: Patrick Farrell
         President
         617-323-0822


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